Exhibit 99.1

Extended Stay America Announces Pricing of Secondary Offering and Repurchase of Paired Shares

CHARLOTTE, N.C.— May 31, 2017 (BUSINESS WIRE)—Extended Stay America, Inc. and ESH Hospitality, Inc. (NYSE: STAY) (together, the “Company”) today announced the pricing of the underwritten secondary offering (the “offering”) of 25,000,000 Paired Shares, each Paired Share consisting of a share of common stock of Extended Stay America, Inc. and a share of Class B common stock of ESH Hospitality, Inc., which are attached and trade together as Paired Shares. The Paired Shares were offered by certain selling stockholders affiliated with Centerbridge Partners, L.P., Paulson & Co. Inc. and The Blackstone Group L.P. (the “Selling Stockholders”), which is expected to result in gross proceeds of approximately $438,750,000. The offering is expected to close on June 5, 2017, subject to customary closing conditions.

Following the completion of this offering and related distributions of an aggregate of 500,716 Paired Shares by funds and partnerships affiliated with Centerbridge Partners, L.P. and The Blackstone Group L.P. to their respective partners, Centerbridge Partners, L.P. and The Blackstone Group L.P. and their affiliated funds and partnerships will no longer beneficially own any Paired Shares and Paulson & Co. Inc. and its affiliated funds and accounts will continue to beneficially own approximately 1,800,000 Paired Shares. We currently expect that each of the directors of Extended Stay America, Inc. and ESH Hospitality, Inc. affiliated with the Selling Stockholders will continue to serve following the offering until the 2018 annual meetings of shareholders, the election of a successor or his resignation, as the case may be.

The Company will not sell any Paired Shares in the offering and will not receive any proceeds from the offering. In addition, none of the Company’s officers or directors are selling any Paired Shares beneficially owned by them in the offering.

Citigroup and Morgan Stanley are acting as the underwriters for the offering.

The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained, when available, from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); or Morgan Stanley—Attn: Prospectus Department—180 Varick Street, 2nd Floor—New York, NY 10014.

In addition, as previously announced, Extended Stay America, Inc. and ESH Hospitality, Inc. have entered into a share repurchase agreement with the Selling Stockholders pursuant to which they intend to repurchase 583,530 Paired Shares directly from the Selling Stockholders. Extended Stay America, Inc. also announced that, soon after the completion of the offering, it intends to redeem or otherwise repurchase shares of its mandatorily redeemable voting preferred stock held by certain of the Selling Stockholders and their affiliates (the “preferred share redemption”).

The share repurchase will be effected in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in the offering. Extended Stay America, Inc. and ESH Hospitality, Inc. expect to fund the share repurchase from cash on hand. The share repurchase is expected to be consummated concurrently with the offering. Although the share repurchase will be conditioned upon, among other things, the closing of the offering, the closing of the offering will not be conditioned upon the closing of the share repurchase. The share repurchase has been approved by the audit committees of Extended Stay America, Inc. and ESH Hospitality, Inc. and is pursuant to, and will count toward, the Company’s existing combined Paired Share repurchase program. Following the closing of the share repurchase, the repurchased Paired Shares will be retired. The timing and method of any future repurchases, which will depend on a variety of factors, including market conditions and the Company’s financial condition, are subject to the discretion of management.

Extended Stay America, Inc. expects to effect the preferred share redemption in a private transaction at a price to be determined as set forth in its amended and restated certificate of incorporation and to fund the preferred share redemption from cash on hand. Although the preferred share redemption has been approved by the audit committee of Extended Stay America, Inc., the terms and timing of the preferred share redemption, if any, will depend on a variety of factors, and there can be no assurance that the preferred share redemption will be completed on the expected timing or at all.

An automatic shelf registration statement relating to these securities was filed on June 5, 2015 with the Securities and Exchange Commission (the “SEC”) and became effective upon such filing. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, goals, plans, objectives and future events, including the sale of Paired Shares by the Selling Stockholders, the repurchase of Paired Shares by the Company and the potential redemption of shares of preferred stock by Extended Stay America, Inc., as such, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause the Company’s actual results or performance to differ from any forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” included in the Company’s combined annual report on Form 10-K filed with the SEC on February 28, 2017 and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc. (“ESA”) is the largest integrated hotel owner/operator in North America. Its subsidiary, ESH Hospitality, Inc. (“ESH”), is the largest lodging REIT in North America by unit and room count, with over 620 hotels and approximately 68,800 rooms in the U.S. ESA manages all of ESH’s properties, providing over 8,000 jobs at its hotel properties and corporate headquarters. Extended Stay America® is the leading brand in the mid-priced extended stay segment, with over twice as many rooms as its nearest competitor.

Contacts

Investors:

Rob Ballew

(980) 345-1546

investorrelations@extendedstay.com

Media:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com